Exhibit 21.1

Subsidiaries of Registrant (1)

Chimera RMBS Whole Pool LLC (formerly known as Chimera Asset Holding LLC), a Delaware limited liability company
Chimera RMBS LLC (formerly known as Chimera Holding LLC), a Delaware limited liability company
Chimera CMBS Whole Pool LLC (formerly known as Chimera Whole Pool Securities LLC), a Delaware limited liability company
CIM Trading Company LLC; a Delaware limited liability company
Chimera Funding TRS LLC, a Delaware limited liability company
Chimera RR Holding LLC, a Delaware limited liability company
Chimera Mortgage Securities LLC (formerly known as Chimera Mortgage Trust LLC), a Delaware limited liability company (2)
Chimera GT Holdings 2016-4 LLC, a Delaware limited liability company
Chimera Residential Mortgage Inc., a Delaware corporation
Funding Depositor LLC, a Delaware limited liability company (3)
Hains Point, LLC, a Delaware limited liability company
Kah Capital Holdings, LLC(4)

(1) In accordance with Item 601(b)(21)(ii) of Regulation S-K the names of 49 subsidiaries have been omitted. Unless otherwise noted herein, all of the Registrant’s subsidiaries, including those excluded in accordance with Item 601(b)(21)(ii) of Regulation S-K, are wholly owned directly or indirectly by Chimera Investment Corporation.
(2) Chimera Mortgage Securities LLC was the depositor with respect to more than 10 securitization trusts that are not listed in this exhibit, but we are required to consolidate the assets and liabilities of certain of these trusts under GAAP for financial reporting purposes.
(3) Funding Depositor LLC is the depositor with respect to more than 30 securitization trusts that are not listed in this exhibit, but we are required to consolidate the assets and liabilities of certain of these trusts under GAAP for financial reporting purposes.
(4) As of December 31, 2023, Chimera Investment Corporation indirectly owns 20.0% equity interest in Kah Capital Holdings, LLC.